Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information:

Ronald L. Thigpen

President and Chief Operating Officer

Southeastern Bank Financial Corp.

706-481-1014

Southeastern Bank Financial Corp. Reports Third Quarter

2015 Earnings and Declares Dividend

AUGUSTA, Ga., October 23, 2015 – Southeastern Bank Financial Corp. (OTCQB:SBFC), the holding company for Georgia Bank & Trust Company of Augusta (GB&T), today reported quarterly net income of $4.87 million for the three months ended September 30, 2015, or $0.72 in diluted earnings per share, compared to $4.38 million, or $0.65 in diluted earnings per share, in the third quarter of 2014, an increase of 11.0 percent.

"We are pleased to report a quarterly increase in earnings over the year-ago period," said Ronald L. Thigpen, President and Chief Operating Officer. "Net interest income for the third quarter reflects both an improvement in total interest income and a reduction in total interest expense from the prior year quarter. Continuing improvement in credit quality allowed a lower provision for loan loss expense. Non-interest income reflected a 16.8 percent increase in gain on sale of loans from mortgage origination and increases in retail investment income and trust service fees. We had excellent growth in our balance sheet as we experienced solid deposit growth. Loan growth continues to remains lower than expected year to date and continues to be a major challenge. Overall, we continue to perform well reflecting an annualized 1.06 percent return on average assets and an annualized 11.69 percent return on average equity for the third quarter of 2015.”

Total assets at September 30, 2015, were $1.8 billion, an increase of $84.2 million or 4.9 percent from December 31, 2014. Total loans outstanding at the end of the third quarter were $962.4 million, a decrease of $3.9 million from December 31, 2014, and an increase of $19.9 million from June 30, 2015. Total deposits were $1.5 billion at September 30, 2015, an increase of $77.1 million from December 31, 2014, and an increase of $6.6 million from June 30, 2015. Cash and cash equivalents totaled $50.6 million at the end of the third quarter of 2015.

Net interest income for the third quarter of 2015 totaled $13.5 million, a 3.7 percent increase from $13.1 million for the same period in 2014. Noninterest income for the third quarter totaled $5.3 million, an increase from $5.2 million for the same period a year ago. Key increases were reflected from higher mortgage origination volume and increased retail investment income and trust service, partly offset by losses recognized in sales of investment securities. Noninterest expense was $11.6 million in the third quarter of 2015, an increase of 4.7 percent from a year ago primarily resulting from increased commission expense.

The net interest margin was 3.18 percent for the quarter-ended September 30, 2015, compared to 3.20 percent at December 31, 2014, and 3.16 percent for the same period a year ago. Annualized return on average assets (ROA) was 1.06 percent for the third quarter of 2015, an increase from 0.99 percent for the same period a year ago, and annualized return on average shareholder's equity (ROE) was 11.69 percent, a slight decrease from 11.74 percent from the third quarter of 2014.

Nonperforming assets at September 30, 2015, were 0.77 percent of total assets, compared to 1.26 percent at December 31, 2014, and 1.09 percent at September 30, 2014. Net charge-offs for the third quarter of 2015 totaled 0.56 percent of average loans on an annualized basis, compared to 0.43 percent annualized in the third quarter of 2014. The company held $360 thousand in OREO at September 30, 2015, compared to $1.1 million at December 31, 2014, and $1.4 million at September 30, 2014.

The company's loan loss provision expense was $132 thousand in the third quarter of 2015, compared to a credit of $2.7 million in the previous quarter, and $876 thousand in the third quarter a year ago. As noted in the second quarter earnings release, the $2.7 million credit in the previous quarter reflected the impact from a significant payoff and recovery. The allowance for loan losses at September 30, 2015, was $22.2 million, or 2.30 percent of loans outstanding, compared to $25.5 million, or 2.64 percent of loans outstanding, at December 31, 2014, and $26.7 million, or 2.79 percent of loans outstanding, at September 30, 2014.

"We are encouraged by the loan growth we experienced during the third quarter and the increasing pipeline for loans. We are also pleased with the increases in mortgage origination volume along with core deposit growth” said Thigpen. "Our balance sheet remains strong and we look forward to supporting the needs of our customers. We remain excited about the growth prospects for the community related to the relocation of U. S. Army Cyber Command to Fort Gordon.”

On October 21, 2015, the company's Board of Directors declared a regular quarterly cash dividend of $0.15 per share of common stock payable on November 20, 2015, to shareholders of record as of November 6, 2015.

About Southeastern Bank Financial Corp.

Southeastern Bank Financial Corp. is the $1.8 billion-asset bank holding company of Georgia Bank & Trust Company of Augusta (GB&T). GB&T is the largest locally owned and operated community bank in the Augusta metro market, with nine full-service Augusta-area offices, three full-service offices in Aiken County, S.C., operating as Southern Bank & Trust and one limited service Loan Production Office in Athens, Ga. The company also has mortgage operations in Augusta and Savannah. The banks focus primarily on real estate, commercial and consumer loans to individuals, small to medium-sized businesses and professionals, and also provide wealth management and trust services. The company's common stock is publicly traded under the symbol SBFC on OTCQB. Investors can find Real-Time quotes and market information for the Company on www.otcmarkets.com or by visiting the Company's Web site, www.georgiabankandtrust.com.

Safe Harbor Statement - Forward-Looking Statements

Statements made in this release by Southeastern Bank Financial Corporation (the Company) other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are made based upon management's belief as well as assumptions made by, and information currently available to, management pursuant to "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The Company's actual results may differ materially from the results anticipated in forward-looking statements due to a variety of factors, including: unanticipated changes in the Company’s local economy and in the national economy; governmental monetary and fiscal policies; deposit levels, loan demand, loan collateral values and securities portfolio values; difficulties in interest rate risk management; difficulties in operating in a variety of geographic areas; the effects of competition in the banking business; changes in governmental regulation relating to the banking industry, including regulations relating to branching and acquisitions; failure of assumptions underlying the establishment of reserves for loan losses, including the value of collateral underlying delinquent loans; and other factors. The Company cautions that such factors are not exclusive. The Company does not undertake to update any forward-looking statement that may be made from time to time by, or on behalf of, the Company.

SOUTHEASTERN BANK FINANCIAL CORPORATION

Consolidated Balance Sheets

(Dollars in thousands, except share data)

	September 30,
	2015	December 31,
Assets	(Unaudited)	2014
Cash and due from banks	$42,870	$33,286
Interest-bearing deposits in other banks	7,691	2,709
Cash and cash equivalents	50,561	35,995
Available-for-sale securities	696,994	644,465
Loans held for sale, at fair value	32,339	18,365
Loans	962,414	966,356
Less allowance for loan losses	22,180	25,506
Loans, net	940,234	940,850

Premises and equipment, net	27,660	27,842
Accrued interest receivable	6,283	5,898
Bank-owned life insurance	42,832	36,908
Restricted equity securities	4,361	4,398
Other real estate owned	360	1,107
Deferred tax asset	12,316	15,263
Other assets	3,028	1,690
	$1,816,968	$1,732,781
Liabilities and Stockholders' Equity
Deposits
Noninterest-bearing	$235,777	$196,624
Interest-bearing:
NOW accounts	385,455	354,038
Savings	551,703	521,570
Money management accounts	15,662	15,824
Time deposits	352,383	375,808
	1,540,980	1,463,864

Securities sold under repurchase agreements	633	10,678
Advances from Federal Home Loan Bank	66,000	64,000
Accrued interest payable and other liabilities	20,232	18,953
Subordinated debentures	20,000	20,000
Total liabilities	1,647,845	1,577,495

Stockholders' equity:
Preferred stock, no par value; 10,000,000 shares authorized; 0 shares outstanding in 2015 and 2014, respectively	-	-
Common stock, $3.00 par value; 10,000,000 shares authorized; 6,745,371 and 6,744,891 shares issued in 2015 and 2014, respectively; 6,745,371 and 6,744,160 shares outstanding in 2015 and 2014, respectively	20,236	20,235
Additional paid-in capital	63,507	63,096
Retained earnings	83,628	71,902
Treasury stock, at cost; 0 and 731 shares in 2015 and 2014, respectively	-	(18)
Accumulated other comprehensive income, net	1,752	71
Total stockholders' equity	169,123	155,286
	$1,816,968	$1,732,781

SOUTHEASTERN BANK FINANCIAL CORPORATION

Consolidated Statements of Comprehensive Income

(Dollars in thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Interest income:
Loans, including fees	$11,584	$11,711	$35,296	$34,632
Investment securities	3,945	3,518	11,390	10,670
Interest-bearing deposits in other banks	20	14	54	47
Total interest income	15,549	15,243	46,740	45,349
Interest expense:
Deposits	1,443	1,535	4,354	4,709
Securities sold under repurchase agreements	6	1	11	4
Other borrowings	562	651	1,826	1,978
Total interest expense	2,011	2,187	6,191	6,691

Net interest income	13,538	13,056	40,549	38,658
Provision (Credit) for loan losses	132	876	(2,011)	2,944
Net interest income after provision for loan losses	13,406	12,180	42,560	35,714

Noninterest income:
Service charges and fees on deposits	1,831	1,903	5,418	5,324
Gain on sales of loans	2,007	1,718	5,319	3,910
Gain (loss) on sale of fixed assets, net	58	15	(3)	27
Investment securities (losses) gains, net (includes ($165) and $215 for the three months ended and ($1,005) and $492 for the nine months ended September 30, 2015 and 2014 accumulated other comprehensive income reclassifications for unrealized gains (losses) on available-for-sale securities)	(165)	215	(1,005)	492
Retail investment income	589	520	1,635	1,608
Trust service fees	357	328	1,048	970
Earnings from cash surrender value of bank-owned life insurance	365	317	924	876
Miscellaneous income	265	200	709	623
Total noninterest income	5,307	5,216	14,045	13,830
Noninterest expense:
Salaries and other personnel expense	6,719	6,291	19,968	18,205
Occupancy expenses	1,040	1,027	3,088	2,958
Other real estate losses (gains), net	10	239	(102)	226
Prepayment fees	-	-	955	-
Other operating expenses	3,802	3,498	10,938	10,420
Total noninterest expense	11,571	11,055	34,847	31,809

Income before income taxes	7,142	6,341	21,758	17,735
Income tax expense	2,277	1,959	6,997	5,503
Net income	$4,865	$4,382	$14,761	$12,232

Other comprehensive income (loss):
Unrealized loss on derivatives	$(502)	$(27)	(260)	(670)
Unrealized gain (loss) on securities available-for-sale	5,472	(849)	2,006	14,449
Reclassification adjustment for realized loss (gain)
on securities, net of OTTI	165	(215)	1,005	(492)
Tax effect	(1,997)	424	(1,070)	(5,169)
Total other comprehensive income (loss)	3,138	(667)	1,681	8,118
Comprehensive income	$8,003	$3,715	$16,442	$20,350

Basic net income per share	$0.73	$0.66	$2.20	$1.83

Diluted net income per share	0.72	0.65	2.20	1.83

Weighted average common shares outstanding	6,703,371	6,681,743	6,700,439	6,681,214

Weighted average number of common and common equivalent shares outstanding	6,719,396	6,694,528	6,713,344	6,687,056